Exhibit 10.2

May 16, 2005

Robin Corwin Campbell, Esq.
Adorno & Yoss, LLP
350 East Las Olas Blvd.
Suite 1700
Fort Lauderdale, FL 33301-4217

Dear Robin,

This letter shall serve as an agreement between you, on behalf of Adorno & Yoss, and Park City Group with respect to how outstanding fees owed by PCG will be satisfied. It is agreed that with respect to the outstanding fees owed as of the date hereof, you will accept the issuance to you of 250,000 shares of the common stock of Park City Group that are unrestricted pursuant to an S-8 registration that PCG will complete prior to issuance, and that upon the sale of those shares, if there is still a balance owed by PCG, PCG will satisfy that balance by paying the amount owed in cash within 15 days of notice of the remaining balance.

If you are in agreement with this please indicate by signing below where indicated.

Sincerely,


/s/  William Dunlavy
William Dunlavy


Agreed and accepted:

/s/  Robin Campbell
Robin Campbell